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                                                                 Exhibit 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Alpha Natural Resources, Inc. of our report dated March 30, 2005, with respect to the combined balance sheets of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries (the Company or Successor) as of December 31, 2004 and 2003, and the related combined statements of operations, stockholder's equity and partners' capital, and cash flows for the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002 (Successor Periods), and the combined statements of operations, shareholder's equity, and cash flows for the period from January 1, 2002 to December 13, 2002 (Predecessor Period), which report is included in the December 31, 2004 Annual Report on Form 10-K of Alpha Natural Resources, Inc.

Our report dated March 30, 2005 contains an explanatory paragraph that states that effective December 13, 2002, the Company acquired the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink's Company (formerly known as The Pittston Coal Company), in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


/S/ KPMG LLP
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Roanoke, Virginia
August 15, 2005